EXHIBIT - 6b.2

                             Michigan Heritage Fund
                                Amendment No. 1
                                       to
                             Distribution Agreement

     This Amendment No. 1 to the Distribution Agreement by and between Declaration Fund with respect to the Michigan Heritage Fund; Dickinson Asset Management, Inc., and Declaration Distributors, Inc. is made as of the 19th day of December, 1997.

     WHEREAS, the Shares issued with respect to the Michigan Heritage Fund Series (the "Fund") are now to be issued in two separate classes, designated respectively as Class A and No-Load Class, and

     WHEREAS, the shares of the Fund that were formerly issued are now converted into No-Load Class shares, and

     WHEREAS, Class A shares will be offered and sold at net asset value plus a sales charge and the No-Load Class shares will be offered and sold at net asset value and both Classes of Shares will be subject to a Rule 12b-1 Distribution Plan which provides for an annual deduction from the assets of the Fund of .25% for share disbtibution expenses.

     NOW, THEREFORE, this Amendment No. 1 witnesseth:

     1. Section 3. Distribution Service, subsection a. is amended by the addition of the following after the word "effect:" ... in the case of the No-Load Class Shares and shall be the net asset value of the shares plus a sales charge in the case of the Class A Shares determined as follows:

                                            Selling Price As
                                          Percentage of Public          Payable to
   Dollar Amount Invested                    Offering Price        Selling Institution    Distributor
   ----------------------                    --------------        -------------------    -----------
   Up to $50,000                                  5.25%                    4.75%             0.50%
   $50,000 but less than $250,000                 4.00%                    3.50%             0.50%
   $250,000 but less than $500,000                3.00%                    2.50%             0.50%
   $500,000 and above                             2.25%                    1.75%             0.50%

     2. Section 3 is further amended by the addition of the following subsection designated 8:

     8. The Distributor is authorized to enter into selling agreements with broker-dealers that are registered with the U. S. Securities and Exchange Commission, are members of The National Association of Securities Dealers, Inc. and are fully registered or otherwise qualified under the laws of the jurisdiction in which such broker-dealers will be offering and selling the Class A shares of the Fund.

     3. Section 6, subsection C. shall be amended by deleting the word "Trust" wherever the same shall appear and by substituting the word "Advisor" in its place and stead.

     4. Section 7, subsection a. is hereby amended by the addition of the words "and out of the assets of" between the words "of" and "this" in the first line of subsection a. and is further amended by the addition of the following at the end of subsection a.

     Those of the above described expenses which relate to the distribution of the shares of a Class or the services provided to that Class shall be allocated and paid by that Class; other expenses shall be allocated among different Classes in different amounts to the extent that they are incurred by one Class in a different amount or reflect differences in the amounts and kinds of services that different Classes receive, and expenses that are not assigned or assignable to a specific Class, shall be allocated based on net assets.

     5. Section 7, subsection b. is hereby amended by the addition of the parenthetical "(with respect to Class A Shares)" after the term "broker-dealers" in the tenth line of the text.

     6. Section 8, is amended by the addition of the following at the end of the text:

     The portion of the net assets of the Fund which are attributable to the Class A Shares is subject to a Rule 12b-1 fee in the amount of 1/4 of 1% per annum. Broker-dealers and other institutions may be reimbursed from this fee for providing services to existing Class A shareholders of the Fund. Any expenses reimbursed to the Distributor shall be subject to the allocation requirements set forth in Section 7, subsection a.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Distribution Agreement dated the day and year first above written.

                                        Declaration Fund with respect to
                                        Michigan Heritage Fund

                                        By: /s/ Terence P. Smith
                                            ------------------------------
                                            Terence P. Smith, President


                                        Declaration Distributors, Inc.

                                        By: /s/ Terence P. Smith
                                            ------------------------------
                                            Terence P. Smith, President


                                        Dickinson Asset Management, Inc.

                                        By: /s/ C. David Dickinson
                                            ------------------------------
                                            C. David Dickinson